UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2014

 SCYNEXIS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-C Tricenter Boulevard
Durham, North Carolina 27713
(Address of principal executive offices, including zip code)

(919) 544-8600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 29, 2014, SCYNEXIS, Inc. entered into an Exclusive License Agreement with Waterstone Pharmaceutical (HK Limited) under which SCYNEXIS granted to Waterstone an exclusive, worldwide license to develop and commercialize SCYNEXIS’s compound SCY-635 for the treatment of viral diseases in humans. In addition, under the same agreement, SCYNEXIS granted Waterstone an option for an exclusive, worldwide license to develop and commercialize two additional compounds of SCYNEXIS, SCY-575 and SCY-116, for the treatment of viral diseases in humans. The option is exercisable for a period of 18 months from the date of the agreement. In addition, SCYNEXIS agreed that during the term of the agreement, it would not develop or commercialize, or grant any right or license to any third party to develop or commercialize, in Asia (excluding Japan), any cyclophilin inhibitor for treatment of viral diseases in humans.

The agreement expires upon Waterstone’s last royalty payment, which is the later of ten years from the last registration of the product, or the last to expire of the patents. Either party may terminate the agreement if the other party breaches and fails to remedy the breach after receiving notice from the nonbreaching party. Specifically, SCYNEXIS has the ability to terminate the agreement if SCYNEXIS determines that Waterstone failed to make reasonable progress in the development and commercialization of SCY-635 or the optioned compounds. If SCYNEXIS gives Waterstone notice of failure to make reasonable progress, Waterstone will have the opportunity to correct the deficiencies. If Waterstone fails to do so, SCYNEXIS has the right to terminate the license.

Under the agreement, Waterstone will pay SCYNEXIS an upfront license fee of $1.0 million for SCY-635, and may pay an additional fee of $500,000 if Waterstone exercises its option for the two additional compounds. In addition, Waterstone will pay SCYNEXIS a milestone fee of $4.0 million upon the first registration of a product, as well as royalties based on a specified percentage of net sales (which percentage is in the mid-single digits), varying based on whether the product contains SCY-635 or one of the two additional compounds.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Dated: November 3, 2014

	By:	/s/ Eileen C. Pruette
Eileen C. Pruette
General Counsel